Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Announces Definitive Agreement to Sell

Assets of its Home Health Division to LHC Group

Palatine, IL, February 7, 2013 – Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home-based social and medical services focused on the elderly dual eligible population, announced today that it has entered into a definitive agreement to sell substantially all of the assets of its home health division to LHC Group, Inc. Addus previously announced that it was exploring strategic alternatives for this division.

The sale encompasses 19 home health agencies and two hospice agencies in five states. Specifically, LHC Group will acquire 100 percent of the assets of the business in Arkansas, South Carolina and Nevada. In Illinois and California, LHC Group will acquire 90 percent of the business, with Addus retaining a 10 percent ownership interest in those locations. The purchase price for the transaction is $20 million in cash. The business represents approximately $36.7 million in annual revenues for the twelve month period ended September 30, 2012. Net proceeds from the transaction will be used to pay off outstanding debt and for general corporate purposes. The transaction is expected to close on or about February 28, 2013.

Mark Heaney, President and CEO of Addus HomeCare said, “The health care landscape is undergoing massive and rapid change as a result of health care reform and the economic imperative that we adopt new and more effective methods for serving the health care needs of those most at-risk. States across the country are moving quickly to implement managed care models to serve over nine million primarily older persons – the dual eligible population – who consume a disproportionately high percentage of our nation’s health care resources. This transaction enables Addus to focus entirely on our home & community business and along with our demonstrated expertise in this sector, positions us to benefit significantly from the enormous opportunity to serve this large and growing, high cost population.”

Added Keith G. Myers, LHC Group’s Chairman and CEO, “It is with great pleasure I welcome Addus’ home health patients and employees into our LHC Group family. We look forward to partnering with local clinicians in these communities to deliver high-quality health care that allows patients to safely remain in the comfort of home. We’re particularly excited to welcome the Addus employees who will become part of LHC Group. Please know we are dedicated to your continued success as we bring our shared purpose – it’s all about helping people – to life in communities across the country.”

Addus expects that the home health division will be reported as a discontinued operation in its year end 2012 financial results. The transaction is expected to close in the first quarter and is subject to customary closing conditions. There can be no assurance that the transaction will be completed.

For a more detailed explanation of the transaction, please review Addus’ Form 8-K filed today with the Securities and Exchange Commission.

Financial and Legal Advisors

The Braff Group acted as financial advisor to the Company. Winston & Strawn is serving as legal advisor to the Company.

About Addus

Addus is a provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus focuses on serving the needs of the elderly dual eligible population. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of dispositions, the anticipated financial impact of possible transactions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2012, and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012, August 9, 2012 and November 1, 2013, each of which is available at http://www.sec.gov. There can be no assurance, if the transaction is completed, that the potential benefits of the sale of the home health division will be realized. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.